UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/28/2011

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34600

Delaware	26-2593535
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices, including zip code)

919-855-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 28, 2011, Oxygen Biotherapeutics, Inc. (the "Company") entered into a Resignation of Employment and Consulting Agreement with Dr. Richard M. Kiral (the "Agreement") as a means to effectively transition Dr. Kiral's move into retirement in an orderly manner. Under Dr. Kiral's Employment Agreement with the Company, disclosed in prior filings, Dr. Kiral could retire at or after attainment of age 70, which occurred earlier this year.

Under the Agreement, Dr. Kiral will cease to serve in his current positions as the Company's President and Chief Operating Officer, effective April 1, 2011, and will not stand for re-election to the Company's Board of Directors at the 2011 Annual Meeting of Stockholders. However, Dr. Kiral will complete his current term on the Board of Directors and will continue to provide services to the Company for another 24 months as an independent consultant based on fixed hourly fees. Consistent with similar terms contained in Dr. Kiral's Employment Agreement, the Agreement provides that Dr. Kiral will receive severance pay in an amount equal to his current annual salary of $247,000, payable in installments, and reimbursements for the costs of his COBRA coverage for one year. Upon ceasing to serve as a director, he will be entitled to receive a $200,000.00 payment, payable in four equal installments over a one-year period. The installment payments under the Agreement will accelerate in the event of a change in control. The agreement also provides that Dr. Kiral will be indemnified against any adverse tax consequences in connection with prior option awards that may have been non-compliant with Section 409A of the Internal Revenue Code of 1986, as amended. In consideration of the above payments and benefits, Dr. Kiral released all potential claims against the Company relating to his employment with and separation from employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxygen Biotherapeutics, Inc.

Date: March 31, 2011	By:	/s/ Chris Stern
Chris Stern
CEO